EXHIBIT 10.1

Employee Performance Unit Grant (Alerian)

AMERIGAS PROPANE, INC.
2010 LONG-TERM INCENTIVE PLAN
ON BEHALF OF AMERIGAS PARTNERS, L.P.
PERFORMANCE UNIT GRANT LETTER
This PERFORMANCE UNIT GRANT, dated January 1, 2014 (the “Date of Grant”), is delivered by AmeriGas Propane, Inc. (the “Company”) to you (the “Participant”).
RECITALS
WHEREAS, the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on Behalf of AmeriGas Partners, L.P. (the “Plan”) provides for the grant of performance units (“Performance Units”) with respect to common units of AmeriGas Partners, L.P. (“APLP”);
WHEREAS, the Plan has been adopted by the Board of Directors of the Company, and approved by the common unit holders of APLP (“Unitholders”);
WHEREAS, a Performance Unit is a performance unit that represents the value of one common unit of APLP (“Common Unit”);
WHEREAS, the Compensation/Pension Committee of the Board of Directors of the Company (the “Committee”) has decided to grant Performance Units to the Participant on the terms described below; and
WHEREAS, the “My Awards” tab for the Participant in the Morgan Stanley website for Plan participants (the “Grant Summary”) sets forth the number of Performance Units granted to the Participant with respect to this grant.
NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:
1.Grant of Performance Units. Subject to the terms and conditions set forth in this Grant Letter and in the Plan, the Committee hereby grants to the Participant a target award of the number of Performance Units specified in the Grant Summary (the “Target Award”). The Performance Units are contingently awarded and will be earned and payable if and to the extent that the Performance Goals (described below) and other conditions of the Grant Letter are met. The Performance Units are granted with Distribution Equivalents (as defined in the Plan).

2.    Performance Goals.
(a)    The Participant shall earn the right to payment of the Performance Units if the Performance Goals described below are met for the Performance Period, and if the Participant continues to be employed by, or provide service to, the Company and its Affiliates (as defined in the Plan) through December 31, 2016. The Performance Period is the period beginning January 1, 2014 and ending December 31, 2016. The Total Unit Holder Return (“TUR”) goals and other requirements of this Section 2 are referred to as the “Performance Goals.” All payments described in this Section 2 with respect to the Performance Units are subject to the Participant’s continued service or employment through December 31, 2016, except as provided in Section 3 or 6.
(b)    The Target Award level of Performance Units and Distribution Equivalents will be payable if APLP’s TUR equals the median TUR of the comparison group described below (the “Peer Group”) for the Performance Period.
(i)    The Peer Group consists of those master limited partnerships that are in the Alerian MLP Index as in effect as of the beginning of the Performance Period, as set forth on the attached Exhibit A (the “Alerian MLP Index”). If a company is added to the Alerian MLP Index during the Performance Period, that company is not included in the TUR calculation. A company that is included in the Alerian MLP Index at the beginning of the Performance Period will be removed from the TUR calculation only if the company ceases to exist as a publicly traded entity during the Performance Period, consistent with the methodology described in subsection (c) below. The actual amount of the award of Performance Units may be higher or lower than the Target Award or it may be zero, based on APLP’s TUR percentile rank relative to the companies in the Peer Group, as follows:
APLP’s TUR Rank
(Percentile)     Percentage of Target Award Earned
90th        200%
75th        162.5%
60th        125%
50th        100%
40th         70%
25th         25%
less than 25th     0%
The award percentage earned will be interpolated between each of the measuring points.
(ii)    TUR shall be calculated by the Company using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of the calculation. The price used for determining TUR at the beginning and the end of the Performance Period will be the average price for the calendar quarter preceding the beginning of the Performance Period (i.e., the calendar quarter ending on December 31, 2013) and the calendar quarter ending on the last day of the Performance Period (i.e., the calendar quarter ending on December 31, 2016), respectively. The TUR calculation gives effect to all dividends throughout the three-year Performance Period as if they had been reinvested.
(iii)    The Target Award is the amount designated for 100% (50th TUR rank) performance. The Participant can earn up to 200% of the Target Award if APLP’s TUR percentile rank exceeds the 50th TUR percentile rank, according to the foregoing schedule.
(iv)    At the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and the amount to be paid with respect to the Performance Units. Except as described in Sections 3 and 6 below, the Participant must be employed by, or providing services to, the Company or its Affiliates on December 31, 2016 in order for the Participant to receive payment with respect to the Performance Units.
3.    Termination of Employment or Service.
(a)    Except as described below, if the Participant ceases to be employed by, or provide services to, the Company and its Affiliates before December 31, 2016, the Performance Units and all Distribution Equivalents credited under this Grant Letter will be forfeited.
(b)    If the Participant terminates employment or service on account of Retirement (as defined below), Disability (as defined in the Plan) or death, the Participant will earn a pro-rata portion of the Participant’s outstanding Performance Units and Distribution Equivalents, if the Performance Goals and the requirements of this Grant Letter are met. The prorated portion will be determined as the amount that would otherwise be paid after the end of the Performance Period, based on achievement of the Performance Goals, multiplied by a fraction, the numerator of which is the number of calendar years during the Performance Period in which the Participant has been employed by, or provided service to, the Company or its Affiliates and the denominator of which is three. For purposes of the proration calculation, the calendar year in which the Participant’s termination of employment or service on account of Retirement, Disability, or death occurs will be counted as a full year.
(c)    In the event of termination of employment or service on account of Retirement, Disability or death, the prorated amount shall be paid after the end of the Performance Period pursuant to Section 4, except as provided in Section 6.
4.    Payment with Respect to Performance Units. If the Committee determines that the conditions to payment of the Performance Units have been met, the Company shall pay to the Participant (i) Common Units equal to the number of Performance Units to be paid according to achievement of the Performance Goals, up to the Target Award, provided that the Company may withhold Common Units to cover required tax withholding in an amount equal to the minimum statutory tax withholding requirement in respect of the Performance Units earned up to the Target Award, and (ii) cash in an amount equal to the Fair Market Value (as defined in the Plan) of the number of Common Units equal to the Performance Units to be paid in excess of the Target Award, subject to applicable tax withholding. Payment shall be made between January 1, 2017 and March 15, 2017, except as provided in Section 6 below.
5.    Distribution Equivalents with Respect to Performance Units.
(a)    Distribution Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals and terms as the Performance Units to which they relate. Distribution Equivalents shall be credited with respect to the Target Award of Performance Units from the Date of Grant until the payment date. If and to the extent that underlying Performance Units are forfeited, all related Distribution Equivalents shall also be forfeited.
(b)    While the Performance Units are outstanding, the Company will keep records of Distribution Equivalents in a bookkeeping account for the Participant. On each payment date for a distribution paid by APLP on its Common Units, the Company shall credit to the Participant’s account an amount equal to the Distribution Equivalents associated with the Target Award of Performance Units held by the Participant on the record date for the distribution. No interest will be credited to any such account. The Distribution Equivalents shall be payable if and to the extent that the underlying Performance Units are payable, as described in subsection (c) below.
(c)    The target amount of Distribution Equivalents (100% of the Distribution Equivalents credited to the Participant’s account) will be earned if APLP’s TUR rank is at the 50th TUR percentile rank for the Performance Period. The Participant can earn up to 200% of the target amount of Distribution Equivalents if APLP’s TUR rank exceeds the 50th TUR percentile rank, according to the schedule in Section 2 above. Except as described in Section 3(b) above or Section 6, if the Participant’s employment or service with the Company and its Affiliates terminates before December 31, 2016, all Distribution Equivalents will be forfeited.
(d)    Distribution Equivalents will be paid in cash at the same time and on the same terms as the underlying Performance Units are paid, after the Committee determines that the conditions to payment have been met.
6.    Change of Control.
(a)    If a Change of Control (as defined in the Plan) occurs, the Performance Units and Distribution Equivalents shall not automatically become payable upon the Change of Control but, instead, shall become payable as described in this Section 6. The Committee may take such other actions with respect to the Performance Units and Distribution Equivalents as it deems appropriate pursuant to the Plan.
(b)    If a Change of Control occurs during the Performance Period, the Committee shall calculate a Change of Control Amount as follows:
(i)    The Performance Period shall end as of the closing date of the Change of Control (the “Change of Control Date),” and the TUR ending date calculation for the

Performance Period shall be based on the 90 calendar day period ending on the Change of Control Date.
(ii)    The Committee shall calculate a “Change of Control Amount” equal to the greater of (i) the Target Award amount or (ii) the amount of Performance Units that would be payable based on the Company’s achievement of the Performance Goals as of the Change of Control Date, as determined by the Committee. The Change of Control Amount shall include related Distribution Equivalents and, if applicable, interest, as described below.
(iii)    The Committee shall determine whether the Change of Control Amount attributable to Performance Units shall be (A) converted to units with respect to shares or other equity interests of the acquiring company or its parent (“Successor Units”), in which case Distribution Equivalents shall continue to be credited on the Successor Units, or (B) valued based on the Fair Market Value of the Performance Units as of the Change of Control Date and credited to a bookkeeping account for the Participant, in which case interest shall be credited on the amount so determined at a market rate for the period between the Change of Control Date and the applicable payment date. Notwithstanding the provisions of Section 4, all payments on and after a Change of Control shall be made in cash. If alternative (A) above is used, the cash payment shall equal the Fair Market Value on the date of payment of the number of shares or other equity interests underlying the Successor Units, plus accrued Distribution Equivalents. All payments shall be subject to applicable tax withholding.
(c)    If a Change of Control occurs during the Performance Period and the Participant continues in employment or service through December 31, 2016, the Change of Control Amount shall be paid in cash between January 1, 2017 and March 15, 2017.
(d)    If a Change of Control occurs during the Performance Period, and the Participant has a Termination without Cause or a Good Reason Termination upon or within two years after the Change of Control Date and before December 31, 2016, the Change of Control Amount shall be paid in cash within 30 days after the Participant’s separation from service, subject to Section 13 below.
(e)    If a Change of Control occurs during the Performance Period, and the Participant terminates employment or service on account of Retirement, Disability or death upon or after the Change of Control Date and before December 31, 2016, the Change of Control Amount shall be paid in cash within 30 days after the Participant’s separation from service, subject to Section 13 below; provided that, if required by section 409A, if the Participant’s Retirement, Disability or death occurs more than two years after the Change of Control Date, payment will be made between January 1, 2017 and March 15, 2017, and not upon the earlier separation from service.
(f)    If a Participant’s employment or service terminates on account of Retirement, death or Disability before a Change of Control, and a Change of Control subsequently occurs before the end of the Performance Period, the prorated amount described in Section 3(b) shall be calculated by multiplying the fraction described in Section 3(b) by the Change of Control

Amount. The prorated Change of Control Amount shall be paid in cash within 30 days after the Change of Control Date, subject to Section 13 below.
7.    Definitions. For purposes of this Grant Letter, the following terms will have the meanings set forth below:
(a)    “Employed by, or provide service to, the Company or its Affiliates” shall mean employment or service as an employee or director of the Company or its Affiliates. The Participant shall not be considered to have a termination of employment or service under this Grant Letter until the Participant is no longer employed by, or performing services for, the Company.
(b)    “Good Reason Termination” shall mean a termination of employment or service initiated by the Participant upon or after a Change of Control upon one or more of the following events:
(i)    a material diminution in the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control;
(ii)    a material diminution in the Participant’s base salary as in effect immediately prior to the Change of Control; or
(iii)    a material change in the geographic location at which the Participant must perform services (which, for purposes of this Agreement, means the Participant is required to report, other than on a temporary basis (less than 12 months), to a location which is more than 50 miles from the Participant’s principal place of business immediately before the Change of Control, without the Participant’s express written consent).
Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Termination only if the Participant provides written notice to the Company, pursuant to Section 15, specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Termination and the Participant provides such notice within 90 days after the event that gives rise to the Good Reason Termination. Within 30 days after notice has been provided, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Termination. If the Company does not cure such events or conditions within the 30-day period, the Participant may terminate employment or service with the Company based on Good Reason Termination within 30 days after the expiration of the cure period.
Notwithstanding the foregoing, if the Participant has in effect a Change in Control Agreement with the Company or an Affiliate, the term “Good Reason Termination” shall have the meaning given that term in the Change in Control Agreement.

(c)    “Retirement” means the Participant’s separation from employment or service upon or after attaining (i) age 55 with at least 10 years of service with the Company and its Affiliates, or (ii) age 65 with at least 5 years of service with the Company and its Affiliates.
(d)    “Termination without Cause” means termination of employment or service by the Company for the convenience of the Company for any reason other than (i) misappropriation of funds, (ii) habitual insobriety or substance abuse adversely affecting the performance of duties, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company.
8.    Withholding. All payments under this Grant Letter are subject to applicable tax withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal (including FICA), state, local or other taxes that the Company is required to withhold with respect to the payments under this Grant Letter. The Company may withhold from cash distributions to cover required tax withholding, or may withhold Units to cover required tax withholding in an amount equal to the minimum applicable tax withholding amount.
9.    Grant Subject to Plan Provisions and Company Policies.
(a)    This grant is made pursuant to the Plan which is incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Performance Units and Distribution Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Common Units, (ii) adjustments pursuant to Section 5(c) of the Plan and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
(b)    This Performance Unit grant and all Common Units issued pursuant to this Performance Unit grant shall be subject to the UGI Corporation Stock Ownership Policy as adopted by the Board of Directors of UGI Corporation or the Company and any applicable clawback and other policies implemented by the Board of Directors of UGI Corporation or the Company, as in effect from time to time.
10.    No Employment or Other Rights. The grant of Performance Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.
11.    No Unit Holder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a

Unitholder with respect to the Common Units related to the Performance Units, unless and until Common Units have been distributed to the Participant or successor.
12.    Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Grant Letter after the Participant’s death shall be paid to the Participant’s estate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and Affiliates.
13.    Compliance with Code Section 409A. Notwithstanding the other provisions hereof, this Grant Letter is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, or an exception, and shall be administered accordingly. Any reference to a Participant’s termination of employment shall mean a Participant’s “separation from service,” as such term is defined under section 409A. For purposes of section 409A, each payment of compensation under this Grant Letter shall be treated as a separate payment. Notwithstanding anything in this Grant Letter to the contrary, if the Participant is a “key employee” under section 409A and if payment of any amount under this Grant Letter is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A and shall be paid within 10 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Notwithstanding anything in this Grant Letter to the contrary, if a Change of Control is not a “change in control event” under section 409A, any Performance Units and Distribution Equivalents that are payable pursuant to Section 6 shall be paid to the Participant between January 1, 2017 and March 15, 2017, and not upon the earlier separation from service, if required by section 409A.
14.    Applicable Law. The validity, construction, interpretation and effect of this Grant Letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
15.    Notice. Any notice to the Company provided for in this Grant Letter shall be addressed to the Company in care of the Corporate Secretary at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
16.    Acknowledgement. By accepting this grant through the Morgan Stanley on-line system, the Participant (i) acknowledges receipt of the Plan incorporated herein, (ii) acknowledges that he or she has read the Grant Summary and Grant Letter and understands the terms and conditions of them, (iii) accepts the Performance Units described in the Grant Letter, (iv) agrees to be bound by the terms of the Plan and the Grant Letter, and (v) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Grant.

EXHIBIT A
Performance Period January 1, 2014 through December 31, 2016
Alerian MLP Index

Access Midstream Partners LP
Alliance Resource Partners LP
AmeriGas Partners, L.P.
Atlas Pipeline Partners LP
Boardwalk Pipeline Partners LP
BreitBurn Energy Partners LP
Buckeye Partners LP
Calumet Specialty Products Partners LP
Crestwood Midstream Partners LP
Crosstex Energy LP
DCP Midstream Partners LP
El Paso Pipeline Partners LP
Enbridge Energy Partners LP
Energy Transfer Partners LP
Enterprise Products Partners LP
EQT Midstream Partners LP
EV Energy Partner LP
Exterran Partners LP
Ferrellgas Partners LP
Genesis Energy LP
Golar LNG Partners LP
Holly Energy Partners LP
Kinder Morgan Energy Partners LP
Legacy Reserves LP
Linn Energy LLC

Magellan Midstream Partners LP
MarkWest Energy Partners LP
Martin Midstream Partners LP
Memorial Production Partners LP
MPLX LP
Natural Resource Partners LP
Navios Maritime Partners LP
NGL Energy Partners LP
NuStar Energy LP
ONEOK Partners LP
Plains All American Pipeline LP
PVR Partners LP
QR Energy LP
Regency Energy Partners LP
Spectra Energy Partners LP
Suburban Propane Partners LP
Sunoco Logistics Partners LP
Targa Resources Partners LP
TC Pipelines LP
Teekay LNG Partners LP
Teekay Offshore Partners LP
Tesoro Logistics LP
Vanguard Natural Resources LLC
Western Gas Partners LP
Williams Partners LP